EXHIBIT 10.2

FIRST AMENDMENT TO THE

ZHONE TECHNOLOGIES, INC. 1999 STOCK OPTION PLAN

This First Amendment (the “Amendment”) to the Zhone Technologies, Inc. 1999 Stock Option Plan (the “1999 Zhone Plan”), approved by the Board of Directors of Zhone Technologies, Inc. (the “Company”) on August 7, 2008, amends Section 6 of the 1999 Zhone Plan by adding the following Section 6.8:

“6.8 Cancellation and Regrant of Options. The Board may with the consent of the affected Optionee cancel any or all outstanding Options and grant in substitution therefor new Options covering the same or a different number of shares of the Company’s common stock but with an option price based on the Fair Market Value per share of the Company’s common stock on the new grant date.”

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has caused this First Amendment to be executed on this 16th day of October, 2008.

ZHONE TECHNOLOGIES, INC.

By:	/s/ Kirk Misaka
Name:	Kirk Misaka
Title:	Chief Financial Officer